Exhibit 10.21
Horsehead Holding Corp.
300 Frankfort Road
Monaca, Pennsylvania 15601
October 31, 2006
Ali Alavi
107 Lisa Court
McMurray, Pennsylvania 15317
     Re:     Retention Bonus Arrangement
Dear Mr. Alavi,
     You are hereby confidentially informed that Horsehead Holding Corp. (the “Company”) is prepared to offer a retention bonus to you on the terms and conditions set forth in this letter (the “Retention Bonus Arrangement”). This Retention Bonus Arrangement is being offered to you in return for your continued employment by the Company and your contribution towards its planned sale of its common stock, par value $0.01 per share, to Friedman, Billings, Ramsey & Co., Inc. and certain other purchasers (the “Rule 144A Sale”) and the other consideration set forth herein. This Retention Bonus Arrangement is in addition to the current compensation and benefits you receive.
     1. Retention Bonus Amount. In consideration of your continued employment and contributions toward the Rule 144A Sale and the closing thereof, the Company will pay to you, subject to the other provisions specified in this letter, a retention bonus in the aggregate of $204,653.53 (the “Bonus”).
     Provided that the other provisions of this Retention Bonus Arrangement are satisfied, the Bonus will be paid to you in equal installments of $102,326.77 upon the first and second anniversaries of the successful initial closing (without regard to any secondary closings) of the Rule 144A Sale (the “Bonus Payment Dates”). Notwithstanding anything contained herein to the contrary, (i) if the initial closing of the Rule 144A Sale does not occur prior to December 31, 2006, you shall not be entitled to receive the Bonus and this letter agreement (other than your obligations to keep this letter agreement and the terms set forth herein confidential, which shall remain in full force and effect) shall terminate and (ii) if your employment with the Company is terminated by the Company without Cause prior to the second Bonus Payment Date, you shall be entitled to receive, on the remaining Bonus Payment Date(s), subject to your execution and delivery to the Company of a customary release in form and substance acceptable to the Company, the remaining amount of the Bonus contemplated to be paid to you hereunder.
     2. Performance. All payments to you and other rights provided to you hereunder are conditioned upon your:
(i) Not disclosing to any person the existence or the terms of this Retention Bonus Arrangement, including but not limited to the Bonus amount, without the prior written consent of the Company;

Ali Alavi
October 31, 2006
(ii) Employment with the Company not being previously terminated by you for any reason or by the Company for Cause. If your employment is terminated by you for any reason or by the Company for Cause prior to either Bonus Payment Date, you will not be eligible for any portion of the Bonus to be paid to you on such Bonus Payment Date; provided that you shall not be obligated to return any Bonus amounts paid to you on a previous Bonus Payment Date. You acknowledge that this Retention Bonus Arrangement is not a contract of employment with the Company nor does it restrict the right of the Company to discharge you; and
(iii) Personally providing to the Company, or its representatives, until the time of the applicable Bonus Payment Date, reasonable assistance and cooperation relating to any other sale or public offering of securities of the Company, including without limitation, any registration of common stock of the Company required pursuant to the Rule 144A Sale.
     For purposes of this letter agreement, “Cause” shall mean any of (i) a breach by you of any agreement between you and the Company or any of its subsidiaries, (ii) the commission by you of, or the pleading by you of guilty or no contest to, (x) any felony or (y) any crime involving moral turpitude on his part which the Board of Directors of the Company reasonably determines would have an adverse effect on (A) the reputation of the Company or its subsidiaries or affiliates or their relationships with suppliers, customers, employees or others, (B) your ability to effectively perform your duties as an officer or employee of the Company and/or its subsidiaries, or (C) the business, operations or financial condition of the Company and its affiliates, (iii) the commission of fraud or embezzlement on the part of you (iv) a failure by you to comply with the directives and policies of the Boards of Directors of the Company and its subsidiaries, (v) gross negligence or reckless activity in the conduct of the business of the Company or any of its subsidiaries or affiliates (including, without limitation, a material breach of any employee manual of the Company or any of its subsidiaries now existing or hereinafter instituted), (vi) material abandonment of duties, and/or (vii) willful action taken for the purpose of harming the Company or any of its subsidiaries or affiliates.
     3. Miscellaneous. Any payments under this Retention Bonus Arrangement will be subject to all applicable withholding and other employment taxes as determined by the Company in its sole discretion, and will not meet the definition of eligible earnings for benefit purposes under the Company benefit plans (including, without limitation, any 401(k) matching, life insurance and disability arrangements). The terms of this Retention Bonus Arrangement (a) may be amended or canceled only by mutual agreement of the Company and you, in writing and (b) shall be construed in accordance with the law of the State of Delaware. This letter may be executed in separate counterparts (including by means of telecopied signature pages), each of which shall be an original and all of which taken together shall constitute one and the same agreement.
     4. Entire Agreement. Except as specifically provided herein, this letter agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes all

Ali Alavi
October 31, 2006
previous agreements and understandings relating to the subject matter hereof, whether written or oral, between the Company and you.
     5. WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS LETTER AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS LETTER AGREEMENT, THE MATTERS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS LETTER AGREEMENT.

Ali Alavi
October 31, 2006
     Please indicate your acceptance by signing, dating and returning the enclosed duplicate original of this letter no later than October 31, 2006.

Sincerely,

HORSEHEAD HOLDING CORP.

By: Name:	/s/ James M. Hensler James M. Hensler
Title:	President and CEO
I acknowledge, accept and agree to the terms and conditions contained herein.

/s/ Ali Alavi	October 27, 2006

Ali Alavi	Date